EXHIBIT 3(e)
                                  ------------

                      CERTIFICATE OF DESIGNATION, POWERS,
                      PREFERENCES AND RIGHTS OF THE SERIES
                                       OF
                                PREFERRED STOCK
                                       OF
                          ONCOURSE TECHNOLOGIES, INC.
                                TO BE DESIGNATED
               3% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Pursuant to Section 78.1955 of the Nevada Private Corporations Law (NRS Section78.1955), we, the undersigned, Charles W. Beyer and Bernard A. Woods III, being respectively the President and Secretary of OnCourse Technologies, Inc. (the "Company"), a Nevada corporation, DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company and approved by the stockholders pursuant to Section 78.1955(3) of the Nevada Private Corporations Law, and that said resolution has not been rescinded or amended and is in full force and effect at the date hereof:

     RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of Section 4.01 of the Articles of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Company, with a par value of one tenth of a cent ($0.001) per share, and having a stated value of $1,000 per share, to be designated "3% Series A Cumulative Convertible Preferred Stock" and to consist of Two Hundred Seventy Five (275) shares, and hereby fixes the powers, designations, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to those provisions set forth in the Articles of Incorporation, as amended, which are applicable to the 3% Series A Cumulative Convertible Preferred Stock), as follows:

     SECTION 1. DESIGNATION, AMOUNT, PAR VALUE, STATED VALUE AND RANK.

     The series of preferred stock shall be designated as 3% Series A Cumulative Convertible Preferred Stock (sometimes referred to herein as the "Series A Preferred Stock"), and the number of shares so designated shall be 275 which shall not be subject to increase without the consent of the holders of the Series A Preferred Stock ("Holders"). Each share of Series A Preferred Stock shall have no par value per share and a stated value of $1,000 per share (the "Stated Value"). The Series A Preferred Stock shall rank senior to the Common Stock and all other equity securities of the Company (the "Junior Securities") issued and outstanding on or after the Original Issue Date as to distributions and upon liquidation, dissolution or winding up. "Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of issuances or transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

     SECTION 2. DIVIDENDS.

     (a) Amount of Dividends. The Holders shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Securities, cumulative annual dividends at the annual rate of 3% of the Stated Value in cash for each share of Series A Preferred Stock held. Upon the occurrence of any Triggering Event as defined in any Stock Purchase Agreement or similar written agreement between the Company and any Holder, the cumulative annual dividend rate of the Series A Preferred Stock held by such Holder shall automatically increase to the annual rate of 7% as of the date of the occurrence of such Triggering Event. Such dividends shall be payable as and when declared by the Board of Directors out of the assets of the Company legally available for payment thereof. Any unpaid dividends shall cumulate.

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     (b) Payment of Dividends on Common Stock and Junior Securities. Except  for
stock dividends and similar transactions described in Section 6 below, no dividends may be paid, or funds set apart for payment, on shares of any class of Junior Securities until all accumulated dividends on the Series A Preferred Stock have been paid in full or declared and funds set apart for payment thereof in full.

     SECTION 3. VOTING RIGHTS.

     (a) Generally Non-Voting. Except as expressly provided in this Section or as otherwise required by the Nevada Private Corporations Law, the Holders of Series A Preferred Stock shall have no right to vote.

     (b) Right to Approve Certain Amendments. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the prior written consent of the Holders of sixty-six and two-thirds (66 2/3%) percent of the shares of the Series A Preferred Stock then outstanding, (1) amend, alter or change the preferences or rights of any series or class of capital stock of the Company (including the Series A Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the powers, preferences or rights given to the Series A Preferred Stock, (2) alter or amend this Certificate of Designation, (3) authorize or create any class or series of any class of capital stock ranking as to distribution of assets upon a Liquidation (as defined in Section 4 below) or otherwise senior to the Series A Preferred Stock, (4) amend its Articles of Incorporation, Bylaws or other organizational documents so as to affect adversely any rights of any Holders, (5) increase the authorized number of shares of Series A Preferred Stock, and (6) enter into any agreement with respect to the foregoing.

     (c) Right to Elect One Director. The Holders shall be entitled to elect one member to the Board of Directors of the Company for so long as any shares of Series A Preferred Stock are outstanding.

     SECTION 4. LIQUIDATION.

     Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or upon the sale, conveyance or disposition of all or substantially all of the assets of the Company (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Stated Value, plus any and all accumulated and unpaid dividends thereon, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders and the holders of all securities, if any, ranking pari passu to the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The effectuation by the Company of a transaction or series of related transactions in which more than fifty (50%) percent of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation but instead shall be subject to the provisions of Section 7 below. The Company shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each record Holder of Series A Preferred Stock.

     SECTION 5. CONVERSION.

     (a) Conversion Into Common Stock. The Holders shall have the right, at any time, to convert Series A Preferred Stock into shares of Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted will be determined by dividing the Stated Price by the conversion price. The initial conversion price will be equal to $0.60 per share of Common Stock (the "Initial Conversion Price"). The Initial Conversion Price will be subject to adjustment as set forth in Section 6 below.

     (b) Issuance of Warrants. For each share of Common Stock issued pursuant to Paragraph (a) above, the Holder shall also receive one (1) Class A Warrant and one (1) Class B Warrant of the Company. Each Class A Warrant will be exercisable at a price of $1.25 per share at any time within three (3) years of the date of issuance of the warrant. Each Class B Warrant will be exercisable at a price of $1.25 per share at any time within five (5) years of the date of issuance of the warrant.

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     (c) Effectuating the  Conversion. The Holders  shall effect conversions  by surrendering the certificate or certificates representing the shares of Series A Preferred Stock to be converted to the Company, together with written notice specifying the number of shares of Series A Preferred Stock to be converted (the "Conversion Notice"). Each Conversion Notice, once given, shall be irrevocable. Not later than ninety (90) after any Conversion Date, the Company will deliver to the applicable Holder a certificate or certificates representing the number of shares of Common Stock being acquired, and a warrant or warrants representing the number of warrants being acquired, upon the conversion of shares of Series A Preferred Stock, and one or more certificates representing the number of shares, if any, of Series A Preferred Stock not converted.

     SECTION 6. CAPITAL CHANGES.

     (a) Changes in Capital Structure. If the Company, at any time while any shares of Series A Preferred Stock are outstanding, (1) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity security payable in shares of Common Stock, (2) subdivide outstanding shares of Common Stock into a larger number of shares, (3) combine outstanding shares of Common Stock into a smaller number of shares, or
(4) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

     (b) Adjustment Notice. Whenever the Initial Conversion Price is adjusted pursuant to this Section (for purposes of this Section, each an "adjustment"), the Company shall cause its Chief Executive Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder) and the Initial Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to each Holder promptly after each adjustment. Any dispute between the Company and the Holders with respect to the matters set forth in such certificate may, at the option of a majority in interest of the Holders, be submitted to one of the national accounting firms currently known as the "big five" selected by the Holders of a majority in interest of the shares of Series A Preferred Stock then outstanding, provided that the Company shall have ten (10) days after receipt of notice from such Holders of their selection of such firm to object thereto, in which case the holders of a majority in interest of the shares of Series A Preferred Stock then outstanding shall select another such firm and the Company shall have no such right of objection. The firm selected by the holders of a majority in interest of the shares of Series A Preferred Stock then outstanding as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Company and the Holders within thirty days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be paid by equally by the Holders and the Company.

                                   <Page 57>

     SECTION 7. MERGERS AND ACQUISITIONS.

     In case the Company after the Original Issue Date shall do any of the following (each, a "Triggering Event") (a) consolidate with or merge into any other person and the Company shall not be the continuing or surviving person of such consolidation or merger, or (b) permit any other person to consolidate with or merge into the Company and the Company shall be the continuing or surviving person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other person, or (d) effect a capital reorganization or reclassification of its capital stock, the Holders of the Series A Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Triggering Event, and the holders of the Series A Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series A Preferred Stock could have been converted immediately prior to such Triggering Event would have been entitled. For the purposes of this Section, "person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

     SECTION 8. ADEQUATE RESERVES.

     The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series A Preferred Stock free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradable.

     SECTION 9. NO FRACTIONAL SHARES.

     Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the adjusted Conversion Price of the Common Stock at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     SECTION 10. CANCELLATION UPON CONVERSION.

     Shares of Series A Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

                                   <Page 58>

     SECTION 11. NOTICES.

     Any and all notices or other communications or deliveries to be provided by the Holders of the Series A Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the President and to the Secretary of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Series A Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m., Central Standard Time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m., Central Standard Time, on any date and earlier than 11:59 p.m., Central Standard Time, on such date, (iii) receipt, if sent by a nationally recognized overnight courier service, or (iv) actual receipt by the party to whom such notice is required to be given.

     SECTION 12. REDEMPTION ELECTION.

     Notwithstanding the foregoing, at any time on or after the third anniversary of the Original Issue Date and upon ninety (90) days prior written notice, the Company may, whether or not a Conversion Notice has been previously delivered to the Company, and in lieu of issuing shares of Common Stock pursuant to Section 5 above in the event of such Conversion Notice, redeem any and all of the shares of Series A Preferred Stock then held by any Holder by paying to the applicable Holder in cash a redemption price equal to the Stated Value, together with any and all accumulated and unpaid dividends thereon through the date of redemption (the "Redemption Price"), of such Holder's shares of Series A Preferred Stock (the "Redemption Election").

     IN WITNESS WHEREOF, we have subscribed this document on the first (1st) day of May, 2002, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

                ATTEST:                               PRESIDENT:
                ------                                ---------
       /s/ Bernard A. Woods III                  /s/ Charles W. Beyer
       ------------------------                  --------------------
         Bernard A. Woods III                      Charles W. Beyer
               Secretary                               President
           (Corporate Seal)

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